EXHIBIT 99.1

CNET NETWORKS, INC. MODIFIES AND EXTENDS

SOLICITATION OF CONSENTS FROM HOLDERS

OF 0.75% SENIOR CONVERTIBLE NOTES DUE 2024

COMPANY UPDATES 3rd QUARTER AND FULL YEAR OUTLOOK

Company to Hold Teleconference on October 23, 2006 to Discuss

Third Quarter Revenues and Cash Position

SAN FRANCISCO — Oct. 11, 2006—CNET Networks, Inc. (NASDAQ:CNET) announced today that it has modified and extended its solicitation of consents for its outstanding $125.0 million principal amount of 0.75% Senior Convertible Notes due 2024. The Company also updated its outlook for it revenues for the third quarter of 2006 and for the full year.

Modified and Extended Consent Offering

The consent solicitation has been modified to offer holders a two-year extension of the call protection period so that such period would end on April 20, 2011 rather than April 20, 2009. The offer, which was scheduled to expire midnight, New York City time, on October 11, 2006, will now expire at midnight, New York City time, on Wednesday, October 18, 2006. The solicitation is being made upon the terms, and is subject to the conditions, set forth in the Company’s Consent Solicitation Statement, dated September 13, 2006, and in the accompanying form of consent, as amended by the supplement to Consent Solicitation Statement dated October 11, 2006. The proposed amendments and waivers require the consent of holders of 70% of aggregate principal amount of the notes outstanding.

The Company will give five days prior notice by press release of its intention to file any delinquent reports with the Securities and Exchange Commission, provided that the obligation to provide any such notice will cease upon the expiration or termination of the Consent Solicitation.

Requests for additional copies of the Consent Solicitation Statement, the Letter of Consent or other related documents should be directed to D.F. King & Co., Inc., the information and tabulation agent, at (800) 829-6551 (toll-free) or (212) 269-5550 (collect). Questions regarding the consent solicitation should be directed to the Convertibles Sales Department of Banc of America Securities LLC, the solicitation agent, at 800-654-1666 (toll-free) or 212-583-8206 (collect).

This announcement is not a solicitation of consents with respect to any securities. The consent solicitation is being made solely by the Consent Solicitation Statement dated September 13, 2006, as amended by the Supplement dated October 11, 2006.

Business Outlook

In April 2006 the Company revised its outlook noting several industry trends in the technology and video game industries. These factors continue to impact CNET Networks’ business, and accordingly, the Company has further revised its outlook.

•	For the third quarter of 2006, CNET Networks estimates total revenues were approximately $92.8 million. Previously, the Company had expected total revenues of $93 million to $96 million.

•	For the full-year 2006, CNET Networks expects total revenues of $376 million to $386 million. Previously, the Company had expected full year total revenues of $386 million to $403 million.

The Company will not be in a position to file its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 on a timely basis, pending the completion of its financial restatements related to its independent investigation of stock option granting practices and of the requisite audit procedures by the Company’s independent registered public accountants. Consequently, CNET Networks is not in a position to provide actual results or guidance regarding operating expense, operating income, net income or earnings per share.

The Company said that it expects to release its revenue results for the third-quarter ended September 30, 2006 and cash position, on Monday, October 23, 2006. The Company will hold its quarterly conference call to discuss third-quarter revenue results on Monday, October 23, 2006 at 5:00 p.m. ET (2:00 p.m. PT). To listen to the discussion, please visit http://ir.cnetnetworks.com and click on the link provided for the webcast conference call or dial (800) 344-1035 (international dial-in: (706) 679-3076). A replay of the call will be available either through an archived webcast at http://ir.cnetnetworks.com or telephone by dialing (800) 642-1687 (international: (706) 645-9291) and entering the conference ID number 7747781.

(The Company issued a separate release today reporting findings of the Special Committee of its Board of Directors on the Company’s options granting practices and procedures. In addition, the Company also issued a press release today announcing Neil Ashe’s appointment as CEO.)

This Business Outlook section contains forward-looking statements concerning the Company’s expected revenues for the third quarter of 2006 and the full year and its expected restatement of its historical financials statements. There can be no assurance concerning the Company’s actual third quarter or full year revenues or the outcome or timing of the restatement of CNET Networks’ historical financial statements. Important factors that could cause actual revenue results to differ materially include: a lack of growth or a decrease in marketing spending on the Internet due to failure of marketers to adopt the Internet as an advertising medium at the rate that we currently anticipate; a lack of growth or decrease in marketing spending on CNET Networks’ properties in particular, which could be prompted by competition from other media outlets, both on and off the Internet, dissatisfaction with CNET Networks’ services, or economic difficulties in our clients’ businesses; economic conditions such as weakness in corporate or consumer spending, which could prompt a reduction in overall advertising expenditures or expenditures specifically on our properties; the failure of existing advertisers to meet or renew their advertising commitments as we anticipate, which would cause us to not meet our financial projections; the failure to attract advertisers outside of our traditional technology and consumer electronics categories, which would cause us to not meet our financial projections; a continued decline in revenues from our print publications as advertising dollars shift to other media; and general risks associated with our business. The outcome and timing of the restatement may be impacted by actions that may be taken or required as a result of the investigation concerning matters relating to CNET Networks’ stock option grants. Forward-looking statements are made as of the date of this press release and, except as required by law, the Company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

About CNET Networks, Inc.

CNET Networks, Inc. (Nasdaq: CNET, www.cnetnetworks.com) is an interactive media company that builds brands for people and the things they are passionate about, such as gaming, music, entertainment, technology, business, food, and parenting. The Company’s leading brands include CNET, GameSpot, TV.com, MP3.com, Webshots, CHOW, ZDNet and TechRepublic. Founded in 1993, CNET Networks has a strong presence in the US, Asia and Europe.

CONTACT:

Sarah Cain (Media)

415-344-2218

sarah.cain@cnet.com

Cammeron McLaughlin

415-344-2844

cammeron.mclaughlin@cnet.com